FinWise Bancorp Announces Leadership Transition Appointing Jim Noone as Chief Executive Officer of the Holding Company

MURRAY, Utah, April 8, 2026 (GLOBE NEWSWIRE) -- FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced the appointment of Jim Noone as Chief Executive Officer of the Company, effective April 6, 2026. Kent Landvatter, who has served as Chief Executive Officer since 2010, will retain the role of Executive Chairman of the Company and Bank.

This transition reflects the successful execution of a deliberate, multi‑year succession plan established by the Board of Directors. Mr. Noone was appointed President of FinWise Bank in 2023, to President of the Company in 2024, to Chief Executive Officer of the Bank in 2025, and now to Chief Executive Officer of the Company. He will continue as President and Chief Executive Officer of the Bank.

“Kent and Jim have worked in close partnership throughout this transition,” said Howard Reynolds, Vice Chairman and Lead Independent Director of FinWise. “Jim has consistently delivered strong operational execution and sound judgment throughout his career at FinWise. The Board has complete confidence in his leadership and ability to continue executing the Company’s strategy.”

In his new role as Executive Chairman, Mr. Landvatter will remain an employee and actively engaged in long term strategy, board governance, investor relations, and other high-level initiatives, ensuring continuity and stability.

“This transition does not represent a change in strategic direction,” Mr. Reynolds emphasized. “FinWise’s priorities, financial targets, and operating model remain unchanged.”

“I am honored to step into the role of CEO of FinWise and grateful for the trust the Board has placed in me,” said Jim Noone. “This was a thoughtfully planned transition, and I am fortunate to have worked closely with Kent for many years. We have a strong team, a clear strategy, and a disciplined operating model, and I look forward to continuing to execute our priorities while building long term value for our stakeholders.”

“Succession planning has been a long‑standing priority for the Board and for me personally, and this transition reflects the successful execution of that work,” said Kent Landvatter, Executive Chairman. “Jim has proven himself at every stage of his progression, and I have complete confidence in his leadership. As Executive Chairman, I will remain engaged in strategy and governance while enabling Jim and the executive management team to lead the Company forward.”

About FinWise

FinWise provides Banking and Payments solutions to fintech brands. Its existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. The Company is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, the Company is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance.
https://www.finwise.bank/

Contacts
investors@finwisebank.com
media@finwisebank.com